UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0060 Expires: January 31, 2008 Estimated average burden hours per response. . 38.0
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 24, 2006 (February 17, 2006)

ALLOS THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-29815	54-1655029
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11080 CirclePoint Road, Suite 200 Westminster, Colorado		80020
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(303) 426-6262

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On February 17, 2006, the Board of Directors (the “Board”) of Allos Therapeutics, Inc. (the “Company”) approved the following actions with regard to the compensation of the Company’s Chairman of the Board, Stephen J. Hoffman, Ph.D., M.D.:

In recognition of the duties and responsibilities undertaken by Dr. Hoffman in connection with the Board’s identification, evaluation and recruitment of a suitable candidate to succeed Michael E. Hart as the Company’s President and Chief Executive Officer, and the substantial time commitment and efforts required of Dr. Hoffman’s role, the Board granted Dr. Hoffman options to purchase 20,000 shares of common stock effective February 17, 2006 (the “Initial Grant”) and agreed to grant Dr. Hoffman additional options to purchase 5,000 shares of common stock on the 1st day of each month, commencing March 1, 2006, until such time as Mr. Hart’s successor has been duly appointed (each, a “Subsequent Grant”).  The Initial Grant has an exercise price of $3.32 per share, which represents the closing sale price of a share of the Company’s common stock on the date of grant (as reported by the Nasdaq National Market), and each Subsequent Grant will have an exercise price equal to the closing sale price of a share of the Company’s common stock on the date of grant (as reported by the Nasdaq National Market).  All such options will:

•      be nonqualified stock options granted under the Company’s 2000 Stock Incentive Compensation Plan;

•      vest in full on the one-year anniversary of the date of grant;

•      have a ten-year term; and

•      be granted pursuant to the terms of the Company’s standard form of stock option agreement for non-employee directors, as approved by the Board on February 17, 2006, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by this reference.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
10.1	Form of Stock Option Agreement for Non-Employee Directors under the Company’s 2000 Stock Incentive Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    February 24, 2006

ALLOS THERAPEUTICS, INC.

By:	/s/ Marc H. Graboyes
Marc H. Graboyes
Its:	Vice President, General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Stock Option Agreement for Non-Employee Directors under the Company’s 2000 Stock Incentive Compensation Plan